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                          THIRD SUPPLEMENTAL INDENTURE

                                     between

                            GANNETT CO., INC., Issuer

                                       and

            WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, Trustee

                              ---------------------



                           Dated as of March 14, 2002



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        THIRD SUPPLEMENTAL INDENTURE (this "Third Supplemental Indenture"), dated as of March 14, 2002, between GANNETT CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Issuer"), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee, a national banking association duly organized and existing under the laws of the United States of America ("Wells Fargo").

                              W I T N E S S E T H :

        WHEREAS, certain capitalized terms used in this Third Supplemental Indenture which are not defined herein but are defined in the Indenture (as defined below) shall have the meaning ascribed to them in the Indenture;

        WHEREAS, the Issuer and Citibank, N.A. ("Citibank") have executed and delivered heretofore an Indenture, dated as of March 1, 1983 (the "Indenture"), as amended by a First Supplemental Indenture, dated as of November 5, 1986 (the "First Supplemental Indenture"), among the Issuer, Citibank, and Sovran Bank, N.A. and a Second Supplemental Indenture dated as of July 1, 1995 (the "Second Supplemental Indenture"), among the Issuer, NationsBank, N.A. and Crestar Bank ("Crestar"), pursuant to which the Issuer has issued and may issue, from time to time, one or more series of debt securities. (The term "Indenture" as used hereinafter refers to the Indenture as amended by the First Supplemental Indenture and the Second Supplemental Indenture);

        WHEREAS, the Issuer shall issue three new series of debt securities of $600,000,000 aggregate principal amount of 4.950% Notes due April 1, 2005, $700,000,000 aggregate principal amount of 5.500% Notes due April 1, 2007 and $500,000,000 aggregate principal amount of 6.375% Notes due April 1, 2012 (collectively, the "Notes").

        WHEREAS, in accordance with Section 6.14 of the Indenture, the Issuer has appointed Wells Fargo as trustee under the Indenture with respect to all such Notes issued pursuant to the Indenture;

        WHEREAS, in accordance with Section 6.14 of the Indenture, Wells Fargo has accepted such appointment by the Issuer;

        WHEREAS, pursuant to Section 8.4 of the Indenture, the Issuer has furnished Wells Fargo with an Opinion of Counsel and an Officer's Certificate as conclusive evidence that this Third Supplemental Indenture complies with the applicable provisions of the Indenture; and

        WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the Issuer and Wells Fargo have been done;

        NOW THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:

        SECTION 1.    CONFIRMATION OF APPOINTMENT.

        (a)    The Issuer hereby confirms the appointment, pursuant to Section
6.14 of the Indenture, of Wells Fargo as trustee under the Indenture with respect to each of the Issuer's

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$600,000,000 aggregate principal amount of 4.950% Notes due April 1, 2005,
$700,000,000 aggregate principal amount of 5.500% Notes due April 1, 2007 and $500,000,000 aggregate principal amount of 6.375% Notes due April 1, 2012.

        (b)     Wells Fargo hereby confirms its acceptance, pursuant to
Section 6.14 of the Indenture, as trustee under the Indenture with respect to each of the Issuer's $600,000,000 aggregate principal amount of 4.950% Notes due April 1, 2005, $700,000,000 aggregate principal amount of 5.500% Notes due April 1, 2007 and $500,000,000 aggregate principal amount of 6.375% Notes due April 1, 2012.

        SECTION 2.    CONFIRMATION OF RIGHTS, POWERS, TRUSTS AND DUTIES.

        The Issuer and Wells Fargo hereby confirm that:

        (a) The rights, powers, trusts and duties of Citibank, as Trustee, with respect to the Issuer's $100,000,000 aggregate principal amount of Notes due February 1, 1996 shall continue to be vested in Citibank, as Trustee; and

        (b) Crestar is vested with all the rights, powers, trusts and duties of a Trustee under the Indenture with respect to the Issuer's $275,000,000 aggregate principal amount of 5-1/4% Notes due March 1, 1998 and $250,000,000 aggregate principal amount of 5.85% Notes due May 1, 2000.

        (c) Wells Fargo is vested with all rights, powers, trusts and duties of a Trustee under the Indenture with respect to each of the Issuer's $600,000,000 aggregate principal amount of 4.950% Notes due April 1, 2005, $700,000,000 aggregate principal amount of 5.500% Notes due April 1, 2007 and $500,000,000 aggregate principal amount of 6.375% Notes due April 1, 2012.

        SECTION 3.    NO UNDERTAKINGS OR REPRESENTATIONS.

        Wells Fargo makes no undertakings or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of the validity or sufficiency of this Third Supplemental Indenture as an obligation of the Issuer or the proper authorization or the due execution hereof by the Issuer or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer.

        SECTION 4.    CONFIRMATION OF INDENTURE.

        Except as expressly supplemented hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed. This Third Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

        SECTION 5.    GOVERNING LAW.

        This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

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        SECTION 6.    COUNTERPARTS.

        This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        SECTION 7.    HEADINGS.

        The headings contained herein are inserted for convenience only and shall not be used to construe or otherwise interpret the provisions hereof.



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        IN WITNESS WHEREOF, the parties hereto have caused this Third
Supplemental Indenture to be duly executed, and the Issuer has caused its corporate seal to be hereunto affixed and attested, all as of the date first above written.


                               GANNETT CO., INC.

                               By:  /s/ Gracia C. Martore
                                    ---------------------------------
                                   Name:  Gracia C. Martore
                                   Title:  Senior Vice President of Finance
                                              and Treasurer


[CORPORATE SEAL]

Attest:

By:  /s/ Thomas L. Chapple
     ----------------------------------
     Name:  Thomas L. Chapple
     Title:  Senior Vice President, General Counsel
                  and Secretary



                                   WELLS FARGO BANK MINNESOTA,
                                   NATIONAL ASSOCIATION, as Trustee

                                    By:  /s/ Curtis H. Clicquennoi
                                         -------------------------------
                                        Name:  Curtis H. Clicquennoi
                                        Title:  Vice President



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